Exhibit 99.1

Media Contacts:

National and Atlanta: David Rubinger. 404.502.1240. david@rubinger.com

Middle Georgia: Tom Woodbery. 478.796.6007. tom.woodbery@statebt.com

STATE BANK FINANCIAL CORP. TO BEGIN TRADING ON NASDAQ

UNDER TICKER “STBZ” ON APRIL 14, 2011

ATLANTA — April 13, 2011 — State Bank Financial Corporation (NASDAQ: STBZ), the parent company of State Bank & Trust Company, today announced its common stock has been approved for listing on the NASDAQ Capital Market.

State Bank has received all necessary approvals from NASDAQ’s Listing Qualifications Department, and shares of State Bank Financial Corporation will begin trading under the ticker symbol “STBZ”, effective at market opening on April 14, 2011.

“This marks a major milestone in the brief history of State Bank Financial Corporation,” said Chairman and CEO Joe Evans. “In less than two years, we have emerged as the fourth largest bank in Georgia with some of the strongest financials of any banking organization in the Southeast.”

“Our listing on the NASDAQ is a significant step that will allow us to enhance the long-term value of State Bank Financial Corporation.  Whether through future FDIC-assisted acquisitions, traditional M&A, or organic growth, we are committed to building the dominant community bank in Middle Georgia and Metro Atlanta,” Evans added.

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About State Bank Financial Corporation and State & Trust Company

State Bank Financial Corporation is the holding company for State Bank & Trust Company, one of Georgia’s best-capitalized banks, with $2.83 billion in assets as of December 31, 2010.  State Bank has locations in Metro Atlanta and Bibb, Houston, Dooly, and Jones counties in Middle Georgia.

In 2009, State Bank acquired assets and deposits of the six bank subsidiaries of Security Bank Corporation; The Buckhead Community Bank; and First Security National Bank in transactions facilitated by the Federal Deposit Insurance Corporation.  In 2010, State Bank acquired assets and deposits of NorthWest Bank & Trust of Acworth, Georgia, and United Americas Bank of Atlanta.

State Bank raised $300 million in capital, including investments from the executive management team, to facilitate its acquisitions.

Over the past twenty-five years, State Bank Chairman and CEO Joe Evans and his management team have led some of Georgia’s most successful community banks, including Flag Financial Corp., Century South Banks, and Bank Corporation of Georgia.  State Bank Financial Corporation’s headquarters are in Atlanta and State Bank & Trust Company’s main office is in Macon, Georgia.

To learn more about State Bank, visit www.statebt.com.

STATE BANK & TRUST COMPANY

Absolutely.